Exhibit 99.1

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704
www.uhs.com

CONTACT:	Rex Clevenger;
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2008 FIRST QUARTER RESULTS

Edina, Minn.—(BUSINESS WIRE)— May 12, 2008 — Universal Hospital Services, Inc., a leader in medical equipment lifecycle services, today announced financial results for the quarter ended March 31, 2008.

Total revenues were $75.4 million for the first quarter of 2008, representing an $11.9 million or 19% increase from total revenues of $63.5 million for the same period of 2007.

Net loss for the quarter was $3.2 million, compared to net income of $3.2 million for the same quarter last year.

Adjusted EBITDA for the first quarter of 2008 increased $4.0 million, or 16% to $29.2 million from $25.2 million in 2007.

UHS will hold its quarterly conference call to discuss 2008 first quarter results on Tuesday, May 13, 2008, at 1:00 p.m. Eastern Time (12:00 p.m. Central Time).

To participate, call (800) 918-9476 and advise the operator you would like to participate in the UHS First Quarter Call with Gary Blackford. A taped replay of this call will be available from 3:00 p.m. Eastern Time on May 13 through 3:00 p.m. Eastern Time on May 20 by calling (800) 633-8284; enter reservation #21382319.

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company’s website at www.uhs.com in the “Financials” section.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company.  UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.

7700 France Avenue South, Suite 275

Edina, MN  55435

952-893-3200

www.uhs.com

Adjusted EBITDA Reconciliation.  Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) before management and board fees, gain on sale of Minneapolis district office, stock option expense, FAS 141 impact, loss on extinguishment of debt and transaction and related costs, which may not be calculated consistently among other companies applying similar reporting measures.  EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and are not representative of funds available for discretionary use due to UHS’ financing obligations.  EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of UHS’ debt covenant calculations, and Adjusted EBITDA is included because UHS’ financial guidance and certain compensation plans are based upon this measure.  Management believes that Adjusted EBITDA provides an important perspective on the company’s ability to service its long-term obligations, the company’s ability to fund continuing growth, and the company’s ability to continue as a going concern.  A reconciliation of operating cash flows to EBITDA and Adjusted EBITDA is included below (millions).

EDITDA Reconciliation (YTD)

	1st Quarter
$ in Millions	2007	2008
Net Cash provided by Operating Activities	$19.3	$18.9
Changes in Operating Assets and Liabilities	(2.4)	(1.3)
Other and Non-Cash Expenses	(1.2)	0.5
Income Tax Expense	0.2	(2.0)
Interest Expense	8.1	11.6
EBITDA	24.0	27.7
Management, Board, & Strategic Fees	0.3	0.2
Gain on Sale of Minneapolis District Office	—	—
Stock Option Expense	0.4	0.6
FAS 141 Impact	—	0.7
Loss on Extinguishment of Debt	—	—
Transaction and Related Costs	0.5	—
Adjusted EBITDA	$25.2	$29.2

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc., believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.